Exhibit 99.1

FOR IMMEDIATE RELEASE

YRC WORLDWIDE AND TEAMSTERS REACH TENTATIVE AGREEMENT ON

NEW FIVE-YEAR CONTRACT

OVERLAND PARK, Kan., DECEMBER 13, 2007—YRC Worldwide Inc. (NASDAQ: YRCW) announced today that its TMI member subsidiaries have reached a tentative agreement with the International Brotherhood of Teamsters (IBT) on a new five-year labor contract covering most dockworkers, drivers and certain other union employees. The present National Master Freight Agreement (NMFA) expires March 31, 2008.

“The early outcome of these negotiations is positive for our employees and positive for our customers,” said Mike Smid, President and CEO of YRC North American Transportation. “With the major hurdle of the NMFA behind us, we are now positioned to remain competitive in a very challenging industry environment.”

Trucking Management Inc. (TMI) is the multi-employer bargaining representative for the following YRC Worldwide subsidiaries: Yellow Transportation, Roadway and USF Holland. The YRC Worldwide subsidiary New Penn has also agreed to accept the terms of the tentative agreement. The agreement does not become effective until ratification by the Teamster membership.

*    *    *    *    *

About YRC Worldwide Inc.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 66,000 people.

Investor Contact:	Todd Hacker
Vice President – Treasurer & Investor Relations
(913) 696-6108
todd.hacker@yrcw.com

Media Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
(212) 329-1420
sdawson@lakpr.com